Corporate Trust Services MAC N2702-011 9062 Old Annapolis Road Columbia.MD 21045 410 884-2000 410 715-2380 Fax Wells Fargo Bank, N.A.

March 19, 2007

JP Morgan Chase Commercial Mortgage Securities Corporation
270 Park Avenue
l0th Floor
New York, NY10017

RE:	Annual Statement As To Compliance for J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-CIBC16

Per Section 11.09 of the Pooling and Servicing Agreement, dated as of 09/21/2006, the undersigned Officer of Wells Fargo Bank, N.A., (Paying Agent), hereby certifies the following for the 2006 calendar year or portion thereof:

(A)
A review of the Paying Agent's activities during the preceding calendar year or portion thereof and of the Paying Agent's performance under the Pooling and Servicing Agreement has been made under my supervision.

(B)
To the best of my knowledge, based on such review, the Paying Agent has fulfilled all its obligations under the Pooling and Servicing Agreement, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Certified By:	Certified By:

/s/ Judith J. Rishel	/s/ Gordon Johnson
Judith J. Rishel	Gordon Johnson
Vice President	Assistant Secretary